UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2022

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in charter)

Tennessee	000-31225	62-1812853
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Third Avenue South, Suite 900, Nashville, Tennessee 37201
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:   (615) 744-3700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Exchange on which Registered
Common Stock par value $1.00	PNFP	The Nasdaq Stock Market LLC
Depositary Shares (each representing 1/40th interest in a share of 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series B)	PNFPP	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

2022 Cash Incentive Plan. Effective February 22, 2022, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of Pinnacle Financial Partners, Inc. (the “Company”) approved the Pinnacle Financial Partners, Inc. 2022 Annual Cash Incentive Plan (the “Plan”). Pursuant to the Plan, all employees of the Company compensated via a predetermined salary or hourly wage, including those executive officers of the Company that are expected to be identified as the Company’s Named Executive Officers in the proxy statement for the Company’s annual meeting of shareholders to be held in April 2022 (the “Named Executive Officers’”), are eligible to receive cash incentive payments ranging from 10 percent to 110 percent of the participant’s base salary at target level performance in the event that Pinnacle Bank’s ratio of classified assets to the sum of Pinnacle Bank’s tier 1 risk-based capital and its allowance for credit losses (the “Classified Asset Ratio”) is not more than a predetermined ratio and (i) the Company meets (A) a targeted level of fully diluted earnings per common share for the year ended December 31, 2022 (“diluted EPS”) and (B) certain quarterly pre-tax, pre-provision net revenue (“PPNR”) goals approved quarterly by the Committee, excluding, in each case, such items as the Committee may determine as described in the Plan, and (ii) in certain cases, the employee meets certain individual performance objectives. Payments under the Plan will be based 75% on the diluted EPS goal and 25% on the PPNR goals. Each participant will be assigned an “award tier” based on their position within the Company, his or her experience level or other factors. For performance that exceeds targeted levels participants may receive up to 125% of their targeted payout. Participant awards may be increased or decreased as a result of the participant’s performance evaluation for 2022 such that the participant’s target award may be adjusted up 10% or down 10% based on their final performance rating. Participant awards may also be increased or decreased at the Committee’s discretion.

Set out below are the percentages of each of the Named Executive Officers’ base salaries that may be earned at “target,” and “maximum” level payout (without giving effect to the application of any positive or negative adjustment that the Committee may approve). Payouts between the payment tiers will be interpolated based on the Company’s results compared to the performance metrics.

Employee	Percentage of Base Salary at Target Level Payout	Percentage of Base Salary at Maximum Level Payout
M. Terry Turner	110%	137.5%
Robert A. McCabe, Jr.	110%	137.5%
Richard D. Callicutt, II	80%	100%
Hugh M. Queener	80%	100%
Harold R. Carpenter	80%	100%

The foregoing summary is qualified in its entirety by reference to the Plan, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Pinnacle Financial Partners, Inc. 2022 Annual Cash Incentive Plan

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/Harold R. Carpenter
Name:	Harold R. Carpenter
Title:	Executive Vice President and
Chief Financial Officer

Date: February 25, 2022